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                                                                     EXHIBIT 8.1

                 [JEFFERS, WILSON, SHAFF & FALK, LLP LETTERHEAD]



                                 January 5, 1999

American Residential Eagle, Inc.
445 Marine View Avenue, Suite 100
Del Mar, CA 92014

RE:  MORTGAGE BACKED SECURITIES (ISSUABLE IN SERIES)

Gentlemen:

        This is an opinion (the "Opinion") which you have requested as to the discussion entitled "Federal Income Tax Consequences" as set forth in the Prospectus (the "Prospectus"), contained in the Registration Statement on combined Form S-3/S-11 of American Residential Eagle, Inc. (the "Company"), as filed by the Company on January 5, 1999, in connection with the shelf registration of Collateralized Mortgage Bonds ("Bonds") and Mortgage-Backed Certificates ("Certificates") (such Bonds and Certificates are sometimes referred to herein as the "Securities") to be issued by the Company.

        The Company is a Delaware corporation that is a subsidiary of American Residential Investment Trust, Inc., a Maryland corporation. The Company proposes to establish one or more trusts to issue and sell from time to time one or more series of Bonds and/or Certificates. Each series of Bonds will be secured by the assets of a trust and each series of Certificates will evidence beneficial ownership of the assets of the related trust. The trust fund assets securing a series of Bonds will consist primarily of Mortgage Collateral and the trust fund assets evidenced by a series of Certificates may include Mortgage Collateral or a series of Bonds. If so specified in the related Prospectus Supplement, one or more elections will be made to treat the trust fund assets or specified portions thereof evidenced by a series of Certificates as a financial asset securitization investment trust (a "FASIT") for federal income tax purposes.

        Capitalized terms used in this Opinion and not otherwise defined are as defined in the Prospectus. Our Opinion is based on existing law, including the Code, existing regulations, Revenue Rulings, Revenue Procedures, proposed regulations and other administrative releases and case law, all of which are subject to change either prospectively or retroactively. No assurance can be given that such existing law may not change in a manner that would modify the conclusions expressed in this Opinion. Moreover, relevant laws could change in a manner that could adversely affect the Company or its stockholders. We have no obligation to inform you of any such change in the law.

        We are admitted to practice law in the State of California and our Opinions are limited to federal law except insofar as California law is material to the determination of a result under federal law. We have not been requested to opine, and we have not opined, as to any issues other than those expressly set forth herein. We express no opinion with respect to any other law or the laws of any other jurisdiction.

        Our Opinions are based upon certain statements, representations and warranties made by the Company as to factual matters regarding the Company's assets, business and Securities as set forth in the Prospectus and in the Company's letter, dated as of the date hereof, to us, and we have assumed that such statements, representations and warranties are true and accurate. As to such factual matters material to our Opinions, we have relied solely upon such statements, representations and warranties of the Company. We have assumed the authenticity of all documents submitted to us, the genuineness of all signatures, the legal capacity of all natural persons, the conformity to the originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. No facts have come to our attention, however, that would cause us to question the accuracy in a material way of any documents, letters, statements, representations or warranties of the Company.

        1 Federal Income Tax Consequences. We have acted as special tax counsel to the Company in connection with the Company's offering of the Securities. In that connection, we have reviewed the section of the Prospectus entitled "Federal Income




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Tax Consequences" and in our opinion such section identifies and fairly summarizes the federal income tax consequences that are likely to be material to the Company and to a holder of the Securities and to the extent that such summaries involve matters of law, we are of the opinion that such statements of law are correct under the Code. We expressly confirm that all of the opinions attributed to Special Tax Counsel in the section of the Prospectus entitled "Federal Income Tax Consequences" accurately reflect our opinion on the outcome of each such issue if challenged by the Service.

        Although the discussion in the Prospectus under the heading "Federal Income Tax Consequences" does not purport to discuss all possible United States federal income tax consequences on the purchase, ownership and disposition of the Offered Bonds, in our opinion, such discussion constitutes in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Securities under existing law. We note that the Prospectus Supplement relating to a specific transaction and that the above referenced description of "Federal Income Tax Consequences" may, under certain circumstances, require modification when additional transactions are offered.

        We have not been requested to opine, and we have not opined, as to any other issues other than those set forth above. Other than as stated above, we express no opinion on any issue relating to the Company, or any series of Bonds, other than the Bonds described in the Prospectus Supplement, or under any law other than the federal income tax laws. We are admitted to practice law in the State of California and our Opinions are limited to federal law. We express no opinion with respect to any other law or the laws of any other jurisdiction.

        The qualification of specific trust fund assets as a FASIT depends on the timely election of FASIT status, issuance of regular interests, the issuance of a single ownership interest to an eligible corporation, and the trust fund assets themselves qualifying as debt for federal income tax purposes, as well as other requirements enumerated in the Code. To date, the Service has issued no regulatory or administrative guidance on qualification or operation as a FASIT. There can be no assurance that the courts or the Service will agree with this Opinion.

        2 Consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions "Federal Income Tax Consequences" and "Legal Matters" in connection with this opinion.

                                              Very truly yours,



                                              JEFFERS, WILSON, SHAFF & FALK, LLP